UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2017

CYTOMX THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37587	27-3521219
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 Oyster Point Blvd.

Suite 400

South San Francisco, CA 94080

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 515-3185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.Entry into a Material Definitive Agreement

On March 17, 2017, CytomX Therapeutics, Inc., a Delaware corporation (the “Company”), entered into an Amendment to Extend Collaboration and License Agreement (the “Amendment”) with Bristol-Myers Squibb (“BMS”) to grant BMS exclusive worldwide rights to develop and commercialize Probody therapeutics for up to six additional oncology targets and two non-oncology targets. The Amendment is made to the Collaboration and License Agreement, dated May 23, 2014, between the Company and BMS (the “Original Agreement”). Under the Amendment, the Company will continue to collaborate with BMS to discover and conduct preclinical development of Probody therapeutics against targets selected by BMS under the terms of the Amendment.

The Amendment provides that the Company will receive an upfront payment from BMS of $200,000,000 within 10 days of the effective date of the Amendment. In addition, the Amendment provides that BMS will make a total of up to $116,000,000 in development and regulatory milestone payments for up to three indications for the first product in the first product modality for a target, a total of up to $124,000,000 in milestone payments for the first commercial sale in various territories for up to three indications, and sales milestone payments of up to $60,000,000 for the first product in the first modality.  The Amendment also provides that BMS will make a total of up to $56,250,000 in development and regulatory milestone payments for up to three indications for the first product in the second product modality for a target, a total of up to $62,000,000 in milestone payments for the first commercial sale in various territories for up to three indications, and sales milestone payments of up to $30,000,000 for the first product in the second product modality. We will also be eligible to receive tiered mid-single digit royalties to low double-digit royalties on net sales of each product commercialized by BMS. The Amendment does not change the term of BMS’ royalty obligation. BMS’ royalty obligation continues on a licensed product-by licensed-product basis until the later of (i) the expiration of the last claim of the licensed patents covering the licensed products in the country, (ii) the twelfth anniversary of the first commercial sale of a licensed product in a country, or (iii) the expiration of any applicable regulatory, pediatric, orphan drug or data exclusivity with respect to such product. Upon receipt of the upfront payment from BMS, we will be required to make a payment to The Regents of the University of California (“UC”), acting through its Santa Barbara campus, under the terms of our exclusive license agreement with UC.

The Amendment does not change the term of the Original Agreement except to change when BMS may terminate the Original Agreement at will. As amended, the Original Agreement remains in effect on a licensed product-by-licensed product and country- by-country basis until neither party has any obligation to the other under the Original Agreement in such country with respect to such product. BMS may terminate the Original Agreement as amended at will as a whole or on a country-by-country basis at any time after the second anniversary of the effective date of the Amendment, on a target-by-target basis by providing two months’ advance written notice to us if no regulatory approval for any product has yet been obtained or otherwise upon four months’ advance written notice to us. BMS may also terminate the Original Agreement as amended on a target-by-target basis in the event it determines that the medical benefit to risk ratio of a product is so unfavorable as to be incompatible with the welfare of patients. Either party may terminate the Original Agreement upon the other party’s uncured material breach that is not cured within 90 days after the breaching party receives notice of such breach and for the insolvency of the other party.

The closing of the transaction is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR Act”). The effective date of the Amendment will be the date of expiration or earlier termination of any applicable waiting period under the HSR Act.

The foregoing summaries of the material terms and conditions of the Amendment is qualified in its entirety by the actual Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ending March 31, 2017 and is incorporated by reference herein.

Item 7.01Regulation FD Disclosure

On March 20, 2017, the Company issued a press release announcing the entry by the Company and BMS into the Amendment, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Security Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.Financial Information and Exhibits

Reference is made to the Exhibit Index Attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2017	CYTOMX THERAPEUTICS, INC.

	By:	/s/ Cynthia J. Ladd
Cynthia J. Ladd
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1

Press Release titled, “Bristol-Myers Squibb and CytomX Therapeutics Extend Worldwide Collaboration to Discover Probody™ Therapeutics for the Treatment of Cancer and Other Diseases” issued by CytomX Therapeutics, Inc. on March 20, 2017.